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                       CHANGE IN CONTROL COMPENSATION AGREEMENT


    This Change in Control Compensation Agreement ("Agreement") is entered into as of the first day of July 1, 1997 by and between FEATHER RIVER STATE BANK, a California banking corporation ("Bank"), CALIFORNIA INDEPENDENT BANCORP, a California corporation ("CIB") (collectively referred to herein as "Employer"), and ROBERT J. MULDER ("Executive").

    Whereas, Executive has been employed by the Bank since March 1, 1980, and CIB since May 2, 1995. Executive currently serves as president and chief executive officer of the Bank and CIB; and

    Whereas, the Board of Directors of the Bank and CIB recognize Executive's contribution to both entities along with his experience, training and ability in the financial institution industry; and

    Whereas the Board of Directors of the Bank and CIB consider it to be in the best interest of the Bank and CIB to assure the continuation of Executive's employment in an executive capacity and to compensate Executive therefor; and

    Whereas, Executive is desirous of committing to serve Employer on the terms provided herein:

    NOW, THEREFORE, Employer and Executive agree as follows:

    1. TERM AND OPERATION OF AGREEMENT. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall commence on the date hereof and shall continue in effect through July 2, 1998; PROVIDED, HOWEVER, that commencing on July 3, 1998 and each July 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than March 30 of the preceding year, either party shall have given written notice that it does not wish to extend this Agreement; and PROVIDED, FURTHER, that notwithstanding any such notice by Employer not to extend, this Agreement shall continue in effect for a period of thirty (30) months beyond the term provided herein if a "Change in Control" of the Company (as hereinafter defined) shall have occurred during such term.

    2. POSITION; SCOPE OF EMPLOYMENT. Executive is employed as the President and Chief Executive Officer of Bank and Bancorp and shall perform the customary duties of a person in that position with a California financial institution and such other duties as may, from time to time, be reasonably requested of him by the boards of directors of either Employer.

        2.1. ENTIRE TIME AND EFFORT. Executive shall devote Executive's best efforts and such time and attention to the business of Employer as shall be necessary to perform Executive's duties and advance the best interest of Employer, and shall not, during the term of this Agreement, directly or indirectly, alone or as a member of a partnership, or as an officer, director or shareholder of any corporation (other than any which are owned by or affiliated with Employer) be engaged in any other business activity, whether or not such business activity is pursued for gaining profit or other pecuniary advantage, without the approval of Employer; but this shall not be construed as preventing Executive from (i) investing Executive's assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made, (ii) serving on the boards of directors of companies other than Employer and its affiliates, and/or (iii) engaging in public service and volunteer activities as long as they do not unreasonably interfere

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with the performance of Executive's duties as set forth in this Agreement.
In addition, Employer shall provide Executive with such executive perquisites as shall be determined from time to time by the Board or the proper committee of the Board.

        2.2. RULES AND REGULATIONS. Executive agrees to observe and comply with Employer's rules and regulations as may be amended from time to time by Employer, and will carry out and faithfully perform such orders, directions and policies of Employer.

        2.3. PLACE OF PERFORMANCE. In connection with Executive's employment by Employer, Executive shall be based at Employer's principal executive offices and shall not be required to be absent therefrom on travel status or otherwise an excessive or unreasonable amount of time in the aggregate in any calendar year. Employer shall not, without the written consent of Executive, relocate or transfer its principal executive offices to a location other than at the headquarters of a major segment of Employer's business. Employer will promptly pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of Executive's principal residence in connection with any such relocation of Employer's principal executive offices, and will indemnify Executive against any loss realized (a) in the sale of Executive's principal residence in connection with any such change of residence (including, without limitation, (i) the difference, if any, between the fair market value of such residence, as determined by a licensed real estate appraiser, and the amount actually realized in the sale thereof, and (ii) the difference, if any, between the amount realized from the sale of the residence and the cost (including financing costs) of comparable housing at the new location), or (b) in the termination of lease pertaining to Executive's principal residence (including the difference, if any, between the amount of rent paid pursuant to the lease so terminated and that which would be paid for comparable housing at the new location). In no event shall the amount payable to Executive for moving expenses and loss realized in connection with a change in Executive's principal residence relating to a relocation of Employer's principal executive offices be less than the amount Executive would otherwise be entitled to receive under Employer's then existing policy relating to executive relocations.

    3. FRINGE BENEFITS. The compensation provided for under this Agreement due to the change in control of Employer is granted as a fringe benefit to Executive and does not affect, amend, or modify any of Executive's rights or obligations under any benefit, pension or compensation plan, Executive stock ownership plan, savings and profit sharing plan, stock option plan, life insurance plan, medical insurance plan or health-and-accident plan in which Executive is participating, or in which Executive is entitled to participate, at the effective date hereof (or plans providing Executive with substantially similar benefits), including but not limited to his Executive Salary Continuation Plan with the Bank dated April 28, 1993, his Executive Salary Continuation Plan with the Bank dated February 4, 1997 (collectively, the "Salary Continuation Plans"), the 1996 and 1997 Bonus Plans (collectively, the "Incentive Compensation Plans"), the 1988 Feather River State Bank Employee Stock Ownership Plan, California Independent Bancorp 1989 Amended and Restated Stock Option Plan and the California Independent Bancorp 1996 Stock Option Plan (collectively, the "Stock Option Plans" and, together with the Salary Continuation Plans and Incentive Compensation Plans, the "Employer Plans").

    4.  TERMINATION.

        4.1. Executive's employment with Employer may be terminated prior to the expiration of the term of this Agreement, upon any of the following events:

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               4.1.1.   The written agreement of Employer and Executive;

               4.1.2.   Executive's death or disability;

               4.1.3.   By Employer for cause;

               4.1.4.   By Executive for good reason;

               4.1.5.   By Executive without good reason;

               4.1.6.   By Executive upon a change in control of Employer;

               4.1.7. By either party at the option of either party and without prejudice to any other remedy to which either party may be entitled at law, in equity or under this Agreement, if either party:

    (a)   Files a petition in bankruptcy court or is adjudicated a bankrupt;

    (b) Institutes or suffers to be instituted against him any procedure in bankruptcy court for reorganization or rearrangement of his financial affairs;

    (c) Has a receiver of his assets or property appointed because of insolvency; or

    (d)   Makes a general assignment for the benefit of creditors.

          4.2. TERMINATION BASED ON STATUTORY GROUNDS. This Agreement shall terminate immediately upon the occurrence of any of the following events, which events are described in sections 2290 and 2921 of the California Labor
Code:

    (a) The occurrence of circumstances that make it impossible or impractical for the business of Employer to be continued;

    (b)   The death of Executive;

    (c) The loss of Executive of legal capacity. This does not affect Executive's rights under Paragraph 6.3 of this Agreement;

    (d)   The loss by Employer of legal capacity to contract;

    (e) The continued incapacity on the part of Executive under this Agreement, unless waived by Employer; or

    (f) The willful or permanent breach by Executive of the obligations owed to Employer.

          4.3. DEFINITION OF DISABILITY. Termination by this Agreement based on Executive's "Disability" shall mean termination because of Executive's inability, either for a period exceeding sixty (60) consecutive days or for ninety (90) days accumulated during one (1) year, as determined by a qualified physician, and which qualifies Executive for benefits under Employer's long-term disability

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policy, to perform in the usual manner the material duties usually and customarily pertaining to Executive's long-term employment, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given following such absence Executive shall have returned to the full time performance of Executive's duties.

          4.4. DEFINITION OF CAUSE. Any of the following shall constitute "Cause" to terminate this Agreement: (i) willful or habitual breach of Executive's duties; (ii) fraud, including intentional material misrepresentation or concealment, by Executive to Employer or any others;
(iii) theft or conversion by Executive; (iv) unauthorized disclosure or other use of Employer's trade secrets, customer lists or confidential information;
(v) habitual misuse of alcohol or any nonprescribed drug or intoxicant; (vi) the willful engaging by Executive in conduct which is demonstrably and materially injurious to Employer, monetarily or otherwise; (vii) willful violation of any other standards of conduct as set forth in Employer's Executive Manual; (viii) incompetence; (ix) breach of fiduciary duty involving personal profit; (x) material breach of any of the terms of this Agreement; (xi) willful or negligent violation of any law (other than minor traffic violations or similar offenses), rule, regulation, cease-and-desist order or any other regulatory order or agreement Employer enters into with their banking regulatory agencies. In addition, Employer reserves the right to terminate this Agreement "for cause" in the event that any formal or informal actions are brought by any regulatory agency having jurisdiction to remove or suspend Executive from office, whether or not such actions have become final.

          Termination by Employer of Executive's employment for "Cause" shall mean termination upon any of the events constituting "Cause" as defined above (other than any such events resulting from Executive's incapacity due to physical or mental illness or from Executive's termination for Good Reason), after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties. For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of Employer.

          4.5. DEFINITION OF GOOD REASON. "Good Reason" shall mean, without Executive's express written consent, any of the following:

               4.5.1. The assignment to Executive of any duties inconsistent with Executive's position, duties and status with Employer immediately prior to a Change in Control of Employer; a substantial alteration in the nature or status of Executive's authority or responsibilities from those in effect immediately prior to a Change in Control of Employer; the failure to provide Executive with substantially the same perquisites which Executive had immediately prior to a Change in Control of Employer, including but not limited to an office and appropriate support services; or a change in Executive's titles or offices as in effect immediately prior to a Change in Control of Employer, or any removal of Executive from or any failure to re-elect Executive to any of such positions;

               4.5.2. A reduction by Employer in Executive's Base Salary as in effect on the effective date of this Agreement or as the same may be increased from time to time;

               4.5.3. Employer's requiring Executive to be based anywhere other than the metropolitan area in which Executive's office is located at the effective date of this Agreement, except

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for required travel on Employer's business to an extent substantially consistent with Executive's present business travel obligation;

               4.5.4. The failure by Employer to continue in effect any Employer Plan; the taking of any action by Employer which would adversely affect Executive's participation in or materially reduce Executive's benefit under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive, or to which Executive is entitled, at the effective date of this Agreement; or the failure by Employer to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with Employer in accordance with Employer's normal vacation policy in effect on the date hereof; or

               4.5.5. The failure by Employer to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in
Section 6 hereof

          4.6. DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control of Employer" shall mean (i) the sale, transfer or other exchange of the voting securities of either the Bank or CIB which would result in the ownership or control by any individual or entity of 40% or more of any class of voting security of the Bank or CIB; (ii) any transaction which results in the Bank or CIB being merged or consolidated with another financial institution or corporation that results in less than 60% of resultant bank or corporation's outstanding voting securities being owned in the aggregate by the former shareholders of the Bank or CIB; (iii) any transaction which results in the Bank or CIB substantially selling all of its assets to another financial institution or corporation which is not a wholly owned subsidiary or corporate affiliate of the Bank or CIB; or (iv) during any period of twenty-four (24) consecutive months, at least a majority of the board of directors of either the Bank or CIB ceases to consist of the same individuals who have served continuously on the respective Board since the beginning of such period or whose election, or nomination for election by the respective shareholders, were approved by a vote of at least two-thirds of the directors then still in office who have served continuously on the respective Board since the beginning of the period.

          4.7. NOTICE OF TERMINATION. Any purported termination by Employer or by Executive for Good Reason, shall be communicated by written Notice of Termination to Employer hereto in accordance with Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          4.8. DATE OF TERMINATION. "Date of Termination" shall mean (i) if Executive's employment is terminated as a result of Executive's death, the date of death; (ii) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such thirty (30) day period); and (iii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Employer for Cause shall not be less than thirty (30) days, and in the case of a termination by Executive for Good Reason shall not be more than sixty (60) days, from the date such Notice of Termination is given); provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final

                               -5-

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judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

    5.    COMPENSATION UPON TERMINATION.

          5.1. COMPENSATION FOLLOWING TERMINATION BASED ON EXECUTIVE'S DEATH, EXECUTIVE'S DISABILITY, EXECUTIVE'S RESIGNATION OTHER THAN FOR GOOD REASON, BY EMPLOYER FOR CAUSE, OR UPON AGREEMENT OF THE PARTIES. If this Agreement is terminated due to Executive's Death, or Executive's Disability, or Executive's resignation during the term of this Agreement for other than Good Reason, or Employer terminated this Agreement for Cause, or by written agreement between the parties, Employer shall have no further obligation to Executive to pay any compensation under this Agreement, except as may otherwise be provided by such written agreement.

          5.2. TERMINATION FOLLOWING EXECUTIVE'S RESIGNATION FOR GOOD REASON PRIOR TO A CHANGE IN CONTROL. Executive shall be entitled to terminate Executive's employment for Good Reason, and in the event that such a termination occurs prior to a Change in Control, Employer shall have no further obligation to Executive to pay any compensation under this Agreement.
 Executive's right to terminate Executive's employment pursuant to this paragraph shall not be affected by Executive's incapacity due to physical or mental illness.

          5.3. TERMINATION FOLLOWING EXECUTIVE'S RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE IN CONTROL. Executive shall be entitled to terminate Executive's employment for Good Reason, and in the event that such a termination occurs following a Change in Control, Executive shall be entitled to the benefits provided in Section 5.4 below. Executive's right to terminate Executive's employment pursuant to this paragraph shall not be affected by Executive's incapacity due to physical or mental illness.

          5.4. TERMINATION FOLLOWING A CHANGE IN CONTROL. If any of the events described in Paragraph 4.6 hereof constituting a Change in Control of Employer shall have occurred, Executive shall be entitled to the benefits provided in this Section 5.4 upon the subsequent termination of Executive's employment during the term of this Agreement unless such termination is (i) because of Executive's death or Disability, (ii) by Employer for Cause, or
(iii) by Executive other than for Good Reason.

               5.4.1. Employer shall pay Executive's full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

               5.4.2. In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, Employer shall pay as severance pay to Executive, not later than the fifth day following the Date of Termination, a lump sum severance payment (together with the payments provided in Paragraphs 5.4.3 and 5.4.4, the "Severance Payments") equal to two and one-half (21/2) times the sum of (a) Executive's annual base salary at the highest rate in effect during the year immediately preceding the occurrence of the circumstances giving rise to the Notice of Termination given in respect thereof, and (b) the amount of any bonus paid to Executive and the amount paid to Executive pursuant to the Incentive Compensation Plans during the year immediately preceding that in which the Date of Termination occurs;

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               5.4.3.   Notwithstanding any provision of the Incentive
Compensation Plans, Employer shall pay to Executive in one lump sum in cash not later than the fifth day following the Date of Termination, an amount equal to the sum of (A) any incentive compensation which has been allocated for the fiscal year preceding that in which the Date of Termination occurs but has not yet been paid, and (B) any award under the Incentive Compensation Plans which has not yet been paid for any period which has closed prior to the Date of Termination, and (C) a pro rata portion of the aggregate value of all contingent awards to Executive for all uncompleted periods under the Incentive Compensation Plans calculated by multiplying for each such award,
(1) a fraction the numerator of which shall be the number of full months elapsed during the period for such award prior to the Date of Termination, and the denominator of which shall be the total number of months contained in such period, by (2) the amount of the award which would have been payable to Executive following completion of such period at the "fully competent" (or comparable) level of performance as described in the plan documents and the individual objective development worksheets.

               5.4.4. In lieu of shares of common stock of CIB (the "Shares") issuable upon the exercise of options ("Options"), if any, granted to Executive under the Stock Option plans (which Options shall be canceled upon the making of the payment referred to below in this section 5.4.4), Executive shall receive in one lump sum in cash not later than the fifth day following the Date of Termination an amount equal to the difference between the cumulative exercise price of the Options and the higher of (a) the NASDAQ closing price of CIB stock on the Date of Termination; and (b) the actual price per share paid in connection with a change of control.

               5.4.5. In the event that any payment or benefit received or to be received by Executive in connection with a Change in Control of Employer or the termination of Executive's employment, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, its successors, any person whose actions result in a Change in Control or any corporation ("Affiliate") affiliated (or which as a result of the completion of the transactions causing a Change in Control will become affiliated) with the Employer within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (collectively with the Severance Payments, "Total Payments") would not be deductible (in whole or part) by Employer, an Affiliate or other person making such payment or providing such benefit, as a result of section 280G of the Code, the Severance Payments shall be reduced until no portion of the Total Payments is not deductible as a result of section 280G of the Code, or the Severance Payments are reduced to zero. For purposes of this limitation (A) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Severance Payments shall be taken into account; (B) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Employer's independent auditors and acceptable to Executive does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code; (C) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses
(A) or (B)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (B); and (D) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Employer's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code; and

               5.4.6. Unless Executive is terminated for Cause, Employer shall maintain or cause to be maintained in full force and effect, for Executive's continued benefit, for a period of thirty (30) months, all health and welfare benefit plans to include life insurance, health insurance and dental

                                   -7-

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insurance, in which Executive participated or was entitled to participate immediately prior to the Date of Termination, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, Employer shall arrange to provide Executive with benefits substantially similar to those which Executive is entitled to receive under such plans and programs. At the end of such thirty (30) month period, Executive will be entitled to take advantage of any conversion privileges applicable to the benefits available under any such plans or programs.

          5.5. In the event that Executive is terminated due to a Change in Control, the Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination.

          5.6. The allocation between Bank and CIB for their respective share of Executive's compensation under this Agreement shall be determined by the Bank's board of directors, in its sole discretion.

    6.    SUCCESSORS:  BINDING AGREEMENT.

          6.1. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled to hereunder if Executive terminated Executive's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the "Employer" shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, or otherwise.

          6.2. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

    7. NOTICES. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given
(i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting

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in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

    8.    RESOLUTION OF DISPUTES AND WAIVER OF JURY TRIAL.

          8.1. DEFINITION OF DISPUTES. Any and all claims or controversies arising out of, relating to, or pertaining to this Agreement, Employer Plans, or the breach thereof ("dispute") shall be resolved as provided in this paragraph. The parties agree that no party shall have the right to sue any other party regarding a dispute except as provided in this paragraph. The parties further agree, to the fullest extent permitted by law, that each party waives any right to a trial by jury in any action, proceeding or counterclaim of any kind arising out of, relating to, or pertaining to this Agreement or the Employer Plans.

          8.2. BINDING ARBITRATION. Any dispute between the parties shall be submitted to, and be conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. Any party seeking such relief, must immediately file a motion for preliminary injunction and following a determination of the motion, the action shall be stayed pending completion of the arbitration.

          8.3. SELECTION OF ARBITRATOR(S). The parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within ten
(10) days of the notice demanding arbitration, each party shall have an additional period of ten (10) days in which to appoint an arbitrator and those arbitrators within ten (10 ) days shall select an additional arbitrator. If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed in accordance with California Code of Civil Procedure section 1281.6.

          8.4. LOCATION OF ARBITRATION. Any arbitration hearing shall be conducted in Sacramento County, California.

          8.5. APPLICABLE LAW. The law applicable to the arbitration of any dispute shall be the law of the State of California, excluding its conflicts of law rules, its rules of civil procedure (unless otherwise incorporated in this paragraph) and its laws of evidence.

          8.6. ARBITRATION PROCEDURES. Except as otherwise provided in this paragraph, the arbitration shall be governed by the following:

    (a) The parties shall submit to the arbitration all written, documentary or other evidence and oral testimony as is reasonably necessary for a proper resolution of the dispute. Copies of all written submittals shall be provided to the arbitrator(s) and all parties. Neither party shall be entitled to conduct discovery, and the discovery provisions in California Civil Code of Procedure sections 1283.1 and 1283.05 are waived. The arbitrator(s) shall conduct such hearings as they

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consider necessary, may require the submission of briefs or points and authorities and may submit written questions to the parties. The parties shall respond to such questions in writing. If a question is addressed to an individual or fewer than all parties, copies of the question and the answer thereto shall be served on the other parties.

    (b) At the hearing, any relevant evidence may be presented by any party, and the formal rules of evidence applicable to judicial proceedings shall not govern. Evidence may be admitted or excluded in the sole discretion of the arbitrator(s). Except as provided above, the arbitration procedures set forth in the California Arbitration Act (Code Civ. Proc.,
Section 1282 et seq.) shall apply to the arbitration.

    (c) The arbitration shall proceed with due dispatch and a decision shall be rendered within sixty (60 ) days after the appointment of the final arbitrator. Such decision shall be in such written form that a judgment may be entered on it in any court of competent jurisdiction in the State of California. Any decision of the arbitrators shall be subject to the limitations set forth in paragraph 8.7.

          8.7. LIMITATION ON SCOPE OF ARBITRATORS' AWARD OR DECISION. The arbitrators' decision shall pertain and be limited to the claims submitted to the arbitrators in the demand for arbitration. The arbitrators award may be reviewed by the appropriate superior and appellate courts for errors in law. Such errors in law would not include the arbitrator(s)' rulings concerning procedural or evidentiary matters, but may only be a review of errors in application of the substantive law at issue in the dispute.

          8.8. COSTS OF ARBITRATION. Each party shall pay the costs of the arbitrator chosen by it and the losing party shall bear all other costs of arbitration.

          8.9. ACKNOWLEDGMENT OF CONSENT TO ARBITRATION. NOTICE: BY EXECUTING THIS AGREEMENT YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR EXECUTION OF THIS AGREEMENT INDICATING YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

    BY INITIALING IN THE SPACE BELOW, YOU ARE INDICATING THAT YOU HAVE READ AND UNDERSTOOD THE FOREGOING AND UNDERSTAND THAT BY EXECUTING THIS AGREEMENT YOU AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION PROVISION TO NEUTRAL ARBITRATION.

    INITIALS OF CIB'S AUTHORIZED REPRESENTATIVE:
                                                ---------

    INITIALS OF THE BANK'S AUTHORIZED REPRESENTATIVE:
                                                     ---------

    INITIALS OF EXECUTIVE:
                          ---------

    9. ACTIONS CONTRARY TO LAW. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

    10. ATTORNEYS' FEES; PREJUDGMENT INTEREST. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

    11. CHOICE OF LAW, JURISDICTION, VENUE. This Agreement is drawn to be effective in the State of California, and shall be construed in accordance with California law, excluding its conflict of laws rules. The exclusive jurisdiction and venue of any legal action by either party or arbitration under this Agreement shall be the County of Sacramento, California.

    12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

    13. AMENDMENT. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

    14. WAIVER. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

    15. NONASSIGNABILITY. This Agreement shall not be assigned by any party without the prior written consent of the other parties. Any assignment contrary to the provisions of this Agreement shall be deemed a default under the Agreement, allowing the nondefaulting parties to exercise all remedies available under law.

    16. NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

    17. INDEPENDENT COVENANTS. All provisions herein concerning unfair competition and confidentiality shall be deemed independent covenants and shall be enforceable without regard to any breach by Employer unless such breach by Employer is willful and reckless.

    18. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

    19. SUCCESSION. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of Employer.

    20. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

    21. CAPTIONS. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

    22. AMBIGUITIES. The Agreement has been negotiated at arm's length between persons sophisticated and knowledgeable in the matters dealt with herein. Each party has cooperated and participated in the drafting and preparation of this Agreement. Any rule of law, including, without limitation, Civil Code Section 1654, or legal decision that would require interpretation of any ambiguities in this Agreement against the drafting party is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties. In the interpretation of this Agreement or any of its terms, both parties shall be construed to be equally responsible for the drafting and preparation of the same.

    23. ADVICE OF LEGAL COUNSEL. Each party to this Agreement has consulted with, or had the opportunity to consult with, legal counsel concerning all paragraphs of this Agreement. Each party has read this Agreement, and has been fully advised by legal counsel with respect to the rights and obligations under the Agreement, or has had the opportunity to obtain such advice. Each party is fully aware of the intent and legal effect of the Agreement, and has not been influenced to any extent whatsoever by any representation or consideration other than as stated herein. After consultation with and advice from, or the opportunity for consultation with and advice from, legal counsel, each and every party voluntarily enters into this Agreement.

    24. NOT A CONTRACT OF EMPLOYMENT. This Agreement shall not be deemed to be a contract of employment between the parties, nor shall any provision restrict the right of Employer to discharge Executive,or restrict the right of Executive to terminate his employment.

    25. BANKING REGULATORY AGENCIES. The obligations and rights of the parties hereunder are expressly conditioned upon the approval or non-disapproval of (i) this Agreement, and/or (ii) Executive, in the event such approvals are required, by those banking regulatory agencies which have jurisdiction over Employer.

                             FEATHER RIVER STATE BANK:

                             -------------------------------------------------
                             (By:___________________________)
                             Address:________________________
                             _______________________________


                             CALIFORNIA INDEPENDENT BANCORP:

                             -------------------------------------------------
                             (By:___________________________)
                             Address:________________________
                             _______________________________


                             Executive:

                             -------------------------------------------------
                             (Robert J. Mulder)
                             Address:________________________
                             _______________________________